FOR IMMEDIATE RELEASE
CONTACTS:	Investors:
Patty Eisenhaur
Watson Pharmaceuticals, Inc.
(973) 355-8141

Media:
Charlie Mayr
Watson Pharmaceuticals, Inc.
(973) 355-8483

Watson Announces Preliminary Financial Performance for FY 2009

- 2009 Net Revenue Estimated to Exceed $2.7 Billion -
- 2009 Adjusted EPS and Adjusted EBITDA Expected to Meet or Exceed Prior Forecast -
- Company to Provide 2010 Outlook at January 21st Investor Day -

San Francisco, CA, January 13, 2010 – At the 28th Annual J.P. Morgan Healthcare Conference, Watson Pharmaceuticals, Inc. (NYSE: WPI) today announced that it expects to report an increase in net revenues of approximately 9 percent to more than $2.7 billion for 2009, compared to 2008, and that adjusted EBITDA and adjusted earnings per share are expected to meet or exceed the forecast the Company provided in November 2009.  This is based on a preliminary review of the Company’s operating results for the fourth quarter and year-ended December 31, 2009. The Company noted that preliminary results reflect strong contributions from Watson’s new generic and brand products, as well as significant growth in the Company’s distribution revenue in the fourth quarter.  The Company further noted that the preliminary results exclude the anticipated impact of the Arrow Group acquisition which was completed on December 2, 2009.

“From our preliminary analysis of fiscal 2009, it is clear that this represented an exceptional year for stand-alone Watson, as we expect to meet or exceed our high-end projections,” said Paul Bisaro, CEO of Watson Pharmaceuticals. “We have made tangible and measurable strides against the corporate objectives we outlined in early 2009. The mix of our generics, brand and distribution businesses is key to our strategy of balanced growth and is enabling us to achieve substantial and sustainable revenue and profitability growth.”

Mr. Bisaro added, “The recent Arrow Group acquisition, completed in December, supports the expansion of our business into the global arena.  In addition, the enhanced supply chain capabilities, research and development pipeline, and intellectual property and regulatory expertise of Arrow in Canada, Europe and other countries will provide an expanded foundation for future growth. We are well positioned as we begin 2010 to continue our goal of expanding in key international markets and creating long-term value for our shareholders.”

Watson’s preliminary results remain subject to finalization by its management and review by its outside independent accountants.  The company plans to report final results for the fourth quarter and full year 2009 on Tuesday, February 23, 2010.

Watson will share highlights of its 2009 performance, and an overview of its enhanced capabilities as a result of the Arrow acquisition, and will provide an outlook for 2010 at an Investor Day to be held in New York City on Thursday, January 21, 2010 at 8:30 a.m. eastern time.  The January 21st analyst meeting will be webcast live, and can be accessed by logging onto http://www.watson.com or the following link: http://www.videonewswire.com/event.asp?id=64988. A replay of the webcast will also be available on Watson’s web site.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company.  The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health.  Watson has operations in many of the world’s established and growing international markets.

In the U.S., the Watson portfolio includes RAPAFLO®, GELNIQUE®, Oxytrol®, TRELSTAR® LA and TRELSTAR® Depot and INFeD®.  In addition, Watson markets the following brands under co-promotion agreements: AndroGel®, with Solvay Pharmaceuticals, Inc., and Femring®, with Warner Chilcott Limited.  The Watson pipeline portfolio includes a number of products, including a six-month formulation of TRELSTAR®, for the treatment of advanced prostate cancer which is currently under review by the FDA; URACYST®, under development for cystitis; and a novel new oral contraceptive.

For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson's estimated or anticipated financial results or other non-historical facts are forward-looking statements that reflect Watson's current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson's strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson's goals and expectations are not predictions of actual performance. Watson's performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson's current expectations depending upon a number of factors affecting Watson's business. These factors include, among others, the inherent uncertainty associated with financial estimates; the possibility that the financial estimates will change after further review by Watson’s management or outside independent accountants; successful integration of the Arrow acquisition and the ability to recognize the anticipated synergies and benefits of the Arrow acquisition; the impact of competitive products and pricing; the difficulty of predicting the timing or outcome of litigation and other claims; variability of revenue mix between the Company's Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson's products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson's and its third party manufacturers' facilities, products and/or businesses; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson's periodic public filings with the Securities and Exchange Commission, including but not limited to Watson's quarterly report on Form 10-Q for the period ended September 30, 2009. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

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